Exhibit 2.1






                          AGREEMENT AND PLAN OF MERGER

                                   dated as of

                               September 27, 1999

                                  by and among

                             E-SYNC NETWORKS, INC.,

                             BLT ACQUISITION CORP.,

                     BRAINCRAFT LEARNING TECHNOLOGIES, INC.,

                                   DAN STECHOW

                                       AND

                                   KEVIN MARTH

                                TABLE OF CONTENTS

                                    ARTICLE I

                                   THE MERGER

1.1      THE MERGER....................................................................................  1
1.2      CANCELLATION OF SHARES........................................................................  2
1.3      EXCHANGE OF CERTIFICATES; PAYMENT OF MERGER CONSIDERATION.....................................  3
1.4      CERTIFICATE OF INCORPORATION AND BYLAWS OF THE SURVIVING
         CORPORATION...................................................................................  4
1.5      DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION...........................................  4
1.6      NO FURTHER OWNERSHIP RIGHTS IN THE SHARES.....................................................  4
1.7      CONTINGENT PAYMENT............................................................................  4

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES
                               OF THE STOCKHOLDERS

2.1      AUTHORIZATION OF TRANSACTION..................................................................  5
2.2      NONCONTRAVENTION..............................................................................  5
2.3      INVESTMENT....................................................................................  5
2.4      SHARES........................................................................................  6

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                           OF PARENT AND THE PURCHASER

3.1      CORPORATE ORGANIZATION........................................................................  6
3.2      AUTHORITY.....................................................................................  7
3.3      CONSENTS AND APPROVALS; NO VIOLATION..........................................................  7
3.4      BROKERS AND FINDERS...........................................................................  7
3.5      PARENT SEC REPORTS............................................................................  7
3.6      PARENT CAPITALIZATION.........................................................................  8
3.7      DISCLOSURE....................................................................................  8

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

4.1      ORGANIZATION OF THE COMPANY...................................................................   8
4.2      CAPITALIZATION................................................................................   9
4.3      AUTHORIZATION OF TRANSACTION..................................................................   9
4.4      NONCONTRAVENTION..............................................................................   9
4.5      BROKER'S FEES.................................................................................  10

4.6      TITLE TO ASSETS..............................................................................  10
4.7      SUBSIDIARIES.................................................................................  10
4.8      FINANCIAL STATEMENTS.........................................................................  11
4.9      EVENTS SUBSEQUENT TO MOST RECENT FISCAL YEAR END.............................................  11
4.10     UNDISCLOSED LIABILITIES......................................................................  12
4.11     LEGAL COMPLIANCE.............................................................................  12
4.12     TAX MATTERS..................................................................................  13
4.13     REAL PROPERTY................................................................................  13
4.14     INTELLECTUAL PROPERTY........................................................................  14
4.15     TANGIBLE ASSETS; INVENTORY...................................................................  15
4.16     CONTRACTS....................................................................................  16
4.17     NOTES AND ACCOUNTS RECEIVABLE................................................................  16
4.18     POWERS OF ATTORNEY...........................................................................  16
4.19     INSURANCE....................................................................................  16
4.20     LITIGATION...................................................................................  17
4.21     PRODUCT/SERVICE WARRANTY.....................................................................  17
4.22     EMPLOYEES....................................................................................  17
4.23     EMPLOYEE BENEFITS............................................................................  18
4.24     GUARANTIES...................................................................................  20
4.25     ENVIRONMENT, HEALTH AND SAFETY...............................................................  20
4.26     COMPUTER SYSTEMS.............................................................................  21
4.27     CERTAIN BUSINESS RELATIONSHIPS WITH THE COMPANY..............................................  21
4.28     BANK ACCOUNTS AND SAFE DEPOSIT BOXES.........................................................  21
4.29     DISCLOSURE...................................................................................  21

                                    ARTICLE V

                                    COVENANTS

5.1      CONDUCT OF BUSINESS OF THE COMPANY...........................................................  22
5.2      THIRD PARTY ACQUISITIONS.....................................................................  23
5.3      ACCESS TO INFORMATION........................................................................  24
5.4      LEGAL CONDITIONS TO MERGER...................................................................  24
5.5      CERTAIN EMPLOYEE BENEFITS MATTERS............................................................  25
5.6      NOTICE OF CERTAIN EVENTS.....................................................................  25
5.7      OBLIGATIONS OF PURCHASER.....................................................................  26
5.8      EXPENSES.....................................................................................  26
5.9      COVENANT NOT TO COMPETE; NONSOLICITATION.....................................................  26
5.10     GUARANTEES OF CERTAIN OBLIGATIONS.  .........................................................  27

                                   ARTICLE VI

                                   CONDITIONS

6.1      CONDITIONS OF EACH PARTY'S OBLIGATION TO EFFECT THE MERGER...................................  27
6.2      CONDITIONS TO OBLIGATIONS OF PARENT AND THE PURCHASER........................................  27
6.3      CONDITIONS TO OBLIGATIONS OF THE COMPANY AND THE
         STOCKHOLDERS.................................................................................  29

                                   ARTICLE VII

                                   TERMINATION

7.1      TERMINATION..................................................................................  30
7.2      EFFECT OF TERMINATION........................................................................  31

                                  ARTICLE VIII

                    REMEDIES FOR BREACHES OF THIS AGREEMENT;
                                 INDEMNIFICATION

8.1      SURVIVAL OF REPRESENTATIONS AND WARRANTIES...................................................  31
8.2      OBLIGATION OF THE STOCKHOLDERS TO INDEMNIFY..................................................  31
8.3      OBLIGATION OF THE PARENT TO INDEMNIFY........................................................  32
8.4      MATTERS INVOLVING THIRD PARTIES..............................................................  33
8.5      WAIVER BY STOCKHOLDERS.......................................................................  34
8.6      REMEDIES.....................................................................................  34
8.7      ESCROW AGREEMENT.............................................................................  35
8.8      COVERED PERSONS..............................................................................  35

                                   ARTICLE IX

                                  MISCELLANEOUS

9.1      PRESS RELEASES AND PUBLIC ANNOUNCEMENTS......................................................  35
9.2      NO THIRD-PARTY BENEFICIARIES.................................................................  35
9.3      ENTIRE AGREEMENT.............................................................................  35
9.4      SUCCESSION AND ASSIGNMENT....................................................................  35
9.5      COUNTERPARTS.................................................................................  35
9.6      HEADINGS.....................................................................................  35
9.7      NOTICES......................................................................................  35
9.8      GOVERNING LAW................................................................................  36
9.9      CONSENT TO JURISDICTION......................................................................  37
9.10     AMENDMENTS AND WAIVERS.......................................................................  37
9.11     SEVERABILITY.................................................................................  37
9.12     EXPENSES.....................................................................................  37
9.13     CONSTRUCTION.................................................................................  37
9.14     INCORPORATION OF EXHIBITS AND SCHEDULES......................................................  38
9.15     SPECIFIC PERFORMANCE.........................................................................  38

                              SCHEDULE OF EXHIBITS

ITEM                                                                   EXHIBIT
----                                                                   -------

Form of Certificate of Merger                                              A
Form of Promissory Note                                                    B
Form of Stechow Employment Agreement                                       C
Form of Marth Employment Agreement                                         D
Form of Escrow Agreement                                                   E
Form of Stockholders' Agreement                                            F
Form of Company Counsel Opinion                                            G
Form of Company Compliance Certificate                                     H
Form of Payroll Tax Certificate                                            I
Form of Settlement Certificate                                             J
Form of Parent and Purchaser Counsel Opinion                               K
Form of Registration Rights Agreement                                      L
Form of Parent Compliance Certificate                                      M
Form of Incentive Stock Option Agreement                                   N
Form of Non-Qualified Stock Option Agreement                               O

                             INDEX OF DEFINED TERMS

Capitalized terms used in this Agreement shall have the meanings set forth with respect to such terms in the Sections listed below.

DEFINED TERM                                                          SECTION
------------                                                          -------

Adverse Consequences                                                  8.2(a)
Affiliate                                                             4.27
Aggregate Cash Consideration                                          1.2(b)
Aggregate Note Consideration                                          1.2(c)
Aggregate Share Consideration                                         1.2(d)
Agreement                                                             Preamble
Basis                                                                 4.21
BCL                                                                   Recitals
Business                                                              4.1
Cash Consideration                                                    1.2(a)
Cash Receipts                                                         1.7
Certificates                                                          1.3(c)
Closing                                                               1.1(b)
Closing Date                                                          1.1(b)
Code                                                                  4.23(d)(i)
Controlled Group                                                      4.23(d)(ii)
Company                                                               Preamble
Company Advisors                                                      5.2
Company Disclosure Letter                                             Article IV
Company Option                                                        1.3(f)
Computer Systems                                                      4.26
Constituent Corporations                                              1.1(a)
Constitutive Documents                                                4.4(a)
Contingent Payment                                                    1.7
Contingent Payment Time                                               1.7
Contracts                                                             4.16
Effective Time                                                        1.1(b)
Employee Benefit Plan                                                 4.23(d)(iii)
Employee Pension Benefit Plan                                         4.23(d)(iv)
Employee Welfare Benefit Plan                                         4.23(d)(v)
Employment Agreements                                                 6.2(c)
Environmental Health and Safety Laws                                  4.25(e)(i)
ERISA                                                                 4.23(d)(vi)
Exchange Act                                                          3.3
Exchange Ratio                                                        1.3(f)
Extremely Hazardous Substance                                         4.25(e)(ii)
Fiduciary                                                             4.23(d)(vii)
Financial Statements                                                  4.8
GAAP                                                                  4.10
Governmental Entity                                                   3.3
Hazardous Materials                                                   4.25(e)(iii)

Indemnified Party                                                     8.4(a)
Indemnifying Party                                                    8.4(a)
Intellectual Property                                                 4.14(e)
Liability                                                             4.10
Marth                                                                 Preamble
Material Adverse Change                                               4.9
Material Adverse Effect                                               4.29
Merger                                                                Recitals
Merger Consideration                                                  1.2(d)
Merger Share Price                                                    1.2(d)
Most Recent Balance Sheet                                             4.6
Most Recent Financial Statements                                      4.8
Most Recent Fiscal Month End                                          4.8
Most Recent Fiscal Year End                                           4.8
Note Consideration                                                    1.2(a)
Notes                                                                 1.2(c)
Ordinary Course of Business                                           4.6
Overdue Payroll Tax Amount                                            6.2(j)
Parent                                                                Preamble
Parent Disclosure Letter                                              Article III
Parent Plan                                                           1.3(f)
Parent SEC Reports                                                    2.3
Parent Shares                                                         1.2(a)
Payroll Tax Certificate                                               6.2(j)
Parties and Party                                                     Preamble
Person                                                                4.7
Permits                                                               4.11
Prohibited Transaction                                                4.23(d)(viii)
Purchaser                                                             Preamble
Reformed Option                                                       1.3(f)
SEC                                                                   3.5
Securities Act                                                        2.3
Security Interest                                                     2.4
Settlement Agreement                                                  6.2(j)
Settlement Amount                                                     6.2(j)
Settlement Certificate                                                6.2(j)
Share Consideration                                                   1.2(a)
Shares                                                                1.2(a)
Special Indemnified Agreements                                        5.10
Stechow                                                               Preamble
Stock Option Plan                                                     4.2(a)
Stockholders                                                          Preamble
Subsidiary                                                            4.7
Surviving Corporation                                                 1.1(a)
Tax Return                                                            4.12(a)
Third Party Claim                                                     8.4(a)

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of September 27, 1999, is entered into by and among E-Sync Networks, Inc., a Delaware corporation ("Parent"), BLT Acquisition Corp., a New York corporation and a wholly-owned subsidiary of Parent (the "Purchaser"), Braincraft Learning Technologies, Inc., a New York corporation (the "Company"), Dan Stechow ("Stechow") and Kevin Marth ("Marth" and together with Stechow, the "Stockholders"). The Parent, the Purchaser, the Company and the Stockholders are collectively referred to as the "Parties" and each as a "Party."

                                    RECITALS

         A. The Purchaser and the Company propose to merge on the terms and subject to the conditions specified herein.

         B. The Company and the Purchaser deem it advisable and in the best interests of the stockholders of such corporations to effect the merger (the "Merger") of the Purchaser with and into the Company following approval by the stockholders and the Boards of Directors of the Purchaser and the Company, all pursuant to this Agreement and in accordance with the Business Corporation Law of the State of New York (the "BCL").

         C. Each of the Parties intends, by approving the resolutions authorizing this Agreement, to adopt this Agreement as a plan of reorganization and that the Merger qualify, in part, as a tax-free reorganization within the meaning of Section 368(a) of the Code (as defined in Section 4.23(d)(i) below).

         The Parties hereby agree as follows:

                                    ARTICLE I

                                   THE MERGER

         1.1 THE MERGER.

                  (a) At the Effective Time (as defined in Section 1.1(b) below) and subject to the terms and conditions hereof, the Purchaser will be merged with and into the Company in accordance with the BCL, the separate existence of the Purchaser shall thereupon cease and the Company shall continue as the surviving corporation (the "Surviving Corporation"). The Purchaser and the Company are sometimes hereinafter referred to collectively as the "Constituent Corporations."

                  (b) Subject to the terms and conditions hereof, the Merger shall be consummated as promptly as practicable after satisfaction of the conditions set forth in Article VI, by duly filing an appropriate Certificate of Merger in substantially the form of Exhibit A hereto, as is required by, and executed in accordance with, the relevant provisions of the BCL. The Merger shall be effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of New York in accordance with the BCL or at such later time as is specified in the Certificate of Merger (the "Effective Time"). Immediately prior to such filing, a closing (the "Closing") shall take place at the offices of Finn Dixon & Herling LLP, One Landmark Square, Suite 1400, Stamford, Connecticut 06901, or at such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver of the conditions contained in Article VI hereof. The date on which such closing shall occur is referred to herein as the "Closing Date."

                  (c) The separate corporate existence of the Company, as the Surviving Corporation, with all its rights, privileges, powers and franchises, shall continue unimpaired by the Merger. The Surviving Corporation shall succeed to all the properties and assets of the Constituent Corporations and to all debts, choses in action and other interests due or belonging to the Constituent Corporations and shall be subject to and responsible for all the debts, liabilities and duties of the Constituent Corporations.

         1.2 CANCELLATION OF SHARES.

                  (a) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of issued and outstanding Common Stock, $.01 par value per share, of the Company (the "Shares") shall cease to be outstanding and shall be converted into the right to receive, for each Share, an amount in cash equal to $0.15 (the "Cash Consideration"), an amount in promissory notes of the Surviving Corporation equal to $0.10 issued in accordance with Section 1.2(c) (the "Note Consideration"), and that number of shares of Common Stock, $.01 par value per share, of Parent (the "Parent Shares") determined in accordance with Section 1.2(d) (the "Share Consideration"), to be paid in accordance with Section 1.3 and subject to the conditions stated herein.

                  (b) The aggregate Cash Consideration to be paid to all stockholders, shall be one hundred fifty thousand ($150,000) dollars and is herein referred to as the "Aggregate Cash Consideration."

                  (c) The aggregate Note Consideration to be paid to all stockholders shall be one hundred thousand ($100,000) dollars and is herein referred to as the "Aggregate Note Consideration." The Note Consideration shall be issued in the form of Promissory Notes of the Parent in the form attached hereto as Exhibit B (collectively, the "Notes").

                  (d) The number of Parent Shares constituting the Share Consideration (on a per share basis) shall be determined by dividing (i) the difference of $3,696,000, minus $63,862.50, minus the Overdue Payroll Tax Amount (as defined in Section 6.2(j) below), minus the Settlement Amount (as defined in Section 6.2(j) below) by (ii) the product of (x) the closing price of a Parent Share, rounded to the nearest cent, on the date of execution hereof (the "Merger Share Price") and (y) 1,000,000 (representing the total number of Shares outstanding as set forth in Section 4.2 of the Company Disclosure Letter (as defined in Article IV below)). The aggregate number of Parent Shares to be received by all stockholders being the "Aggregate Share Consideration." The Aggregate Share Consideration, together with the Aggregate Cash Consideration, the Aggregate Note Consideration, and, if paid, the Contingent Payment (as defined in Section 1.7 below), being the "Merger Consideration."

                  (e) Each Share held in the treasury of the Company, if any, and each Share owned by the Company, or by any direct or indirect wholly-owned subsidiary of the Company, if any, shall be canceled and retired without payment of any consideration therefor.

                  (f) Each share of common stock, par value $.01 per share, of the Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

         1.3 EXCHANGE OF CERTIFICATES; PAYMENT OF MERGER CONSIDERATION.

                  (a) On the Closing Date, immediately prior to the Effective Time, the Stockholders shall deliver to the Purchaser stock certificates representing all of the issued and outstanding Shares.

                  (b) On the Closing Date, the Purchaser shall deliver to each Stockholder for all Shares held by such Stockholder for which the Purchaser received stock certificates pursuant to Section 1.3(a) (i) a bank or certified check in an amount sufficient to pay the Cash Consideration, (ii) a Note sufficient to pay the Note Consideration and (iii) a certificate representing that number of Parent Shares sufficient to pay the Share Consideration.

                  (c) Upon the surrender of certificates ("Certificates") which prior to the Effective Time represented Shares and which as of the Effective Time represent the right to receive the applicable Merger Consideration to the Purchaser pursuant to Section 1.3(a) and the payment by the Purchaser to the Stockholders of the applicable Cash Consideration, Note Consideration and Share Consideration for all such Shares pursuant to Section 1.3(b), each such Certificate shall forthwith be canceled. Until so surrendered, each Certificate shall represent solely the right to receive the Merger Consideration for the Shares represented thereby, without any interest thereon (other than interest normally accruing on the Note Consideration).

                  (d) At and after the Effective Time, holders of Certificates shall cease to have any rights as stockholders of the Company except for the right to surrender such Certificates in exchange for the applicable Merger Consideration for the shares represented by such Certificate and there shall be no transfers on the stock transfer books of the Company or the Surviving Corporation of any Shares, that were outstanding immediately prior to the Merger.

                  (e) On the Closing Date, the Parent shall surrender the certificate(s) representing all of the outstanding shares of common stock, par value $.01 per share, of the Purchaser in exchange for a certificate(s) representing all of the outstanding shares of common stock, par value $.01 per share, of the Surviving Corporation.

                  (f) At the Effective Time, each outstanding option to purchase shares of the Company's Common Stock ("Company Option") granted under the Stock Option Plan (as defined in Section 4.2(a)), whether vested or unvested, shall automatically, and without further action by the Company, the Purchaser, the Parent or the holder of such Company Option, be converted into an option (a "Reformed Option") to acquire, on the same terms and conditions MUTATIS MUTANDIS as were applicable to such Company Option prior to the Effective Time (but taking account of the Merger), the number of Parent Shares (rounded down to a whole Parent Share) determined by multiplying (x) the number of Shares subject to such Stock Options immediately prior to the Effective Time by (y) the Exchange Ratio (as defined below) at a price per share (rounded up to a whole cent) equal to (u) the per share exercise price for the Shares otherwise purchasable pursuant to such Company Option divided by (v) the Exchange Ratio. Each Reformed Option shall be granted pursuant to E-Sync Networks, Inc.'s 1999 Long Term Incentive Plan (the "Parent Plan"); provided, that the provisions of each such Reformed Option relating to the vesting, expiration and date or dates of exercisability thereof, all as set forth in Section 4.2 of the Company Disclosure Schedule, shall be identical to those of the Company Option that was converted into such Reformed Option (and thus any portion of any Company Option that is or becomes exercisable at or prior to the Effective Time shall remain exercisable to the same extent following the Effective Time). The "Exchange Ratio" means the result of dividing the number of Parent Shares representing the Aggregate Share Consideration by 1,032,750.

         On the Closing Date, each holder of Company Options shall deliver to the Purchaser such holder's Company Options, marked cancelled. In exchange therefor, the Parent shall deliver to (i) each holder of an incentive stock option under the Stock Option Plan, an incentive stock option agreement in substantially the form of Exhibit N hereto, and (ii) each holder of a non-qualified stock option under the Stock Option Plan, a non-qualified stock option agreement in substantially the form of Exhibit O hereto; provided, however, that a duplicate of each such agreement must be executed and delivered by the recipient thereof. Parent shall comply with the terms of all such Reformed Options and ensure, to the extent required by, and subject to the provisions of, the Parent Plan, that Reformed Options which qualified as incentive stock options under Section 422(b) of the Code ("ISOS") prior to the Effective Time continue to qualify as ISOs after the Effective Time to the extent permissible under governing law.

         1.4 CERTIFICATE OF INCORPORATION AND BYLAWS OF THE SURVIVING
             CORPORATION.

                  (a) At the Effective Time, the Certificate of Incorporation of the Purchaser, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation; provided, however, that Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the corporation is Braincraft Learning Technologies, Inc."

                  (b) At the Effective Time, the Bylaws of the Purchaser, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation.

         1.5 DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. At the Effective Time, the directors of the Surviving Corporation shall be such individuals chosen by the Parent (which shall include each of the Stockholders), each of such directors to hold office, subject to the applicable provisions of the Certificate of Incorporation and Bylaws of the Surviving Corporation, until the next annual stockholders' meeting of the Surviving Corporation and until their respective successors shall be duly elected or appointed and qualified. At the Effective Time, the officers of the Company immediately prior to the Effective Time shall become the officers of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

         1.6 NO FURTHER OWNERSHIP RIGHTS IN THE SHARES. The Merger Consideration issued upon the surrender for exchange of Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares. There shall be no registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

         1.7 CONTINGENT PAYMENT. In addition to the Aggregate Cash Consideration, the Aggregate Note Consideration and the Aggregate Share Consideration, the Stockholders shall be entitled to receive additional Parent Shares (i.e., Parent Shares in addition to those comprising the Aggregate Share Consideration), if any, as set forth below in this Section 1.7 (the "Contingent Payment"). If, at the close of business on the first business day following the sixtieth day from the Effective Time (the "Contingent Payment Time"), the Company has exceeded $230,000 in Cash Receipts (as defined below), but has not exceeded $280,000 in Cash Receipts, then the Company shall deliver to the Stockholders, in proportion to the Share Consideration received by each of them at the Effective Time, an aggregate number of Parent Shares equal to 25% of the Overdue Payroll Tax Amount divided by the Merger Share Price, and, if, at the Contingent Payment Time, the Company has exceeded $280,000 in Cash Receipts, then the Company shall deliver to the Stockholders in proportion to the Share Consideration received by each of them at the Effective Time, an aggregate number of Parent Shares equal to 50% of the Overdue Payroll Tax Amount divided by the Merger Share Price. "Cash Receipts" shall mean the sum of (x) the aggregate cash receipts from sales of products and serviced received by the Company from the Effective Time through the Contingent Payment Time, and (y) to the extent cash receipts therefrom are not included in clause (x) the amount that would have been billed to an unaffiliated third party for any services provided by the Company to the Parent from the Effective Time through the Contingent Payment Time.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES
                               OF THE STOCKHOLDERS

         Each Stockholder represents and warrants to Parent and Purchaser, jointly and severally, that the statements contained in this Article II are correct and complete as of the date hereof.

         2.1 AUTHORIZATION OF TRANSACTION. Each Stockholder has full power and authority to execute and deliver this Agreement and to perform such Stockholder's obligations hereunder. This Agreement constitutes the valid and legally binding obligation of each Stockholder, enforceable in accordance with its terms and conditions, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and to general principles of equity. Each Stockholder is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or Governmental Entity (as defined in Section 3.3 below) in order to consummate the transactions contemplated by this Agreement, except in connection with the filing of the Certificate of Merger with the New York Secretary of State.

         2.2 NONCONTRAVENTION. Except as set forth in Section 4.4 of the Company Disclosure Letter, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate any law, constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government or Governmental Entity to which either Stockholder is subject, or (b) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which either Stockholder is a party or by which either Stockholder is bound or to which any of either Stockholders' assets is subject.

         2.3 INVESTMENT. Each Stockholder (a) understands that the Share Consideration and the Note Consideration acquired by such Stockholder pursuant to this Agreement has not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or under any state securities laws, and are being exchanged in reliance upon federal and state exemptions for transactions not involving a public offering, (b) is acquiring the Share Consideration and Note Consideration solely for his own account for investment purposes, and not with a view towards the distribution thereof, (c) is an

"accredited investor" as defined in Regulation D under the Securities Act, (d) has received certain information concerning the Parent, including, without limitation, (i) the Parent's Proxy Statement dated June 24, 1999, (ii) the Parent's annual report on Form 10-KSB for the period ended October 31, 1998, as amended by Form 10-KSB/A-1, (iii) the Parent's quarterly reports on Form 10-QSB for the periods ended March 31, 1999, and June 30, 1999, and (iv) each current report on Form 8-K filed by the Parent since January 1, 1999, in each case as filed by the Parent under the Exchange Act (as defined in Section 3.3 below) (collectively the "Parent SEC Reports"), and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Share Consideration, and (e) is able to bear the economic risk and lack of liquidity inherent in holding the Share Consideration which has not been registered under the Securities Act.

         2.4 SHARES. Each Stockholder holds of record and owns beneficially the number of Shares set forth next to the Stockholder's name in Section 4.2 of the Company Disclosure Letter, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Security Interests (as defined below), options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Except for the agreements set forth in Section 4.2 of the Company Disclosure Letter (which will be terminated prior to the execution of this Agreement), no Stockholder is a party to any option, warrant, purchase right, or other contract or commitment that could require such Stockholder to sell, transfer, or otherwise dispose of any Shares (other than pursuant to this Agreement) and is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any of the Shares. As used herein, the term "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                           OF PARENT AND THE PURCHASER

         Parent and the Purchaser hereby jointly and severally represent and warrant to the Company that, except as and to the extent set forth in a disclosure letter from the Parent to the Company delivered concurrently with this Agreement, if any (the "Parent Disclosure Letter"), setting forth exceptions specified therein to the representations and warranties contained in this Article III, which Parent Disclosure Letter shall identify exceptions by specific Section references:

         3.1 CORPORATE ORGANIZATION.

                  (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

                  (b) The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. The Purchaser has not engaged in any business since it was incorporated other than in connection with the transactions contemplated by this Agreement. Parent owns all of the outstanding capital stock of the Purchaser.

         3.2 AUTHORITY. Each of Parent and the Purchaser has the full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly approved by the respective Boards of Directors of Parent and the Purchaser and no other corporate proceedings on the part of Parent or the Purchaser are necessary to consummate the transactions so contemplated (other than, with respect to the Merger, the filing and recordation of the Certificate of Merger as required by the BCL). This Agreement has been duly executed and delivered by each of Parent and the Purchaser and, assuming the due authorization, execution and delivery thereof by the Company and the Stockholders, constitutes a valid and binding obligation of each of Parent and the Purchaser, enforceable against such parties in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally.

         3.3 CONSENTS AND APPROVALS; NO VIOLATION. Neither the execution and delivery of this Agreement by Parent and the Purchaser nor the consummation by Parent and the Purchaser of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of their respective charter documents, or (b) assuming compliance with the matters referred to in clause (c) below, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give rise to a right of termination, cancellation or acceleration of any obligation contained in or to the loss of a benefit under, or result in the creation of any lien or other encumbrance upon any of the properties or assets of Parent or the Purchaser under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease agreement or other agreement, instrument, obligation, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or the Purchaser, or to which either of them or any of their respective properties or assets may be subject, except for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens or other encumbrances, which, individually or in the aggregate, will not have a material adverse effect on Parent and its subsidiaries taken as a whole, or (c) require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency, commission or other governmental or regulatory authority or instrumentality, domestic or foreign (a "Governmental Entity"), except (i) disclosure pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (ii) filing the Certificate of Merger pursuant to the BCL, or (iii) consents, approvals, authorizations, permits, filings or notifications which if not obtained or made will not, individually or in the aggregate, have a material adverse effect on Parent and its subsidiaries taken as a whole or prevent or materially delay consummation of the Merger.

         3.4 BROKERS AND FINDERS. Neither Parent nor the Purchaser has employed any broker or finder or incurred any liability for any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated hereby for which the Company or the Stockholders could be liable.

         3.5 PARENT SEC REPORTS. The Parent has duly filed on a timely basis with the Securities Exchange Commission (the "SEC") any and all forms, reports, schedules, statements and other documents required to be filed by it with the SEC under the Securities Act or the Exchange Act since November 1, 1997, including (without limitation) all required reports on Forms 10-KSB, 10-QSB and 8-K and all proxy materials with respect to previous shareholder meetings. The financial statements of the Parent and its subsidiaries included in the Parent SEC Reports (taking into account amendments and corrections) comply in all material respects with GAAP (as defined in Section 4.10 below) and with the published rules and regulations of the SEC with respect thereto. None of the statements or information made or contained in any of the Parent SEC Reports contain a misstatement of a material fact or omits to state a material fact required to be stated therein in order to make it, in light of the circumstances under which made, not misleading.

         3.6 PARENT CAPITALIZATION. The authorized capital stock of the Parent consists of sixty million (60,000,000) shares, of which ten million (10,000,000) shares are Preferred Stock, par value $.01 per share, and fifty million (50,000,000) shares are Common Stock, par value $.01 per share. One million (1,000,000) of such shares of Preferred Stock have been designated Series A Preferred Stock and are issued and outstanding. Of the authorized shares of Common Stock, as of June 30, 1999 and without giving effect to the transactions contemplated hereby (i) 4,187,128 shares of Common Stock are issued and outstanding, (ii) 2,500,000 shares of Common Stock are reserved for issuance upon the conversion of the Parent's Series A Preferred Stock, (iii) 1,500,000 shares of Common Stock are reserved for issuance upon the exercise of outstanding warrants, (iv) 450,300 of Common Stock are reserved for issuance upon the exercise of outstanding options, and (v) 66,500 shares of Common Stock are reserved for issuance upon options authorized by the Parent's various stock option and incentive compensation plans but not yet issued. The Parent Shares when delivered hereunder will be duly authorized, validly issued, and fully paid and nonassessable and will be free and clear of any security interest or preemptive right, except as contemplated by the Stockholders Agreement. The Parent Shares will be issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act.

         3.7 DISCLOSURE. All documents and other papers delivered by, or on behalf of the Purchaser or the Parent to the Stockholders in connection with this Agreement and the transactions contemplated hereby including without limitation the representations and warranties made herein, are true, complete, accurate and authentic in all material respects and do not omit to state any material fact necessary in order to make the statements made, in the context in which made, not false or misleading.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

         The Company and each of the Stockholders, jointly and severally, represents and warrants to the Parent and the Purchaser that the statements contained in this Article IV are, true, correct and complete in all material respects as of the date of this Agreement, except as set forth in the Company's disclosure letter from the Company to the Parent and delivered concurrently with this Agreement (the "Company Disclosure Letter"). The Company Disclosure Letter will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article IV.

         4.1 ORGANIZATION OF THE COMPANY. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of New York. The Company has all requisite corporate power and authority, and all licenses, Permits (as defined in Section 4.11 below), and authorizations necessary, to own, operate and lease its properties and assets and to carry on the business of designing, developing, implementing and marketing interactive web-based products for corporate communications purposes (the "Business"), and is qualified to do business as a corporation and is in good standing in all jurisdictions in which the conduct of the Business or the ownership of its properties or assets requires it to be so qualified.

         4.2 CAPITALIZATION.

                  (a) Capitalization. The authorized capital stock of the Company consists of 2,000,000 Shares. Immediately prior to the Closing, 1,000,000 Shares will be issued and outstanding. Of the authorized shares of Common Stock, 194,750 shares are reserved for issuance to employees pursuant to outstanding stock options granted pursuant to the Braincraft Learning Technologies, Inc. 1999 Stock Plan (the "Stock Option Plan"). The capitalization of the Company (including numbers of shares and options issued and outstanding, record holders of such shares and their home addresses, whether each such option is an incentive stock option or a non-qualified stock option and the exercise price, vesting provisions, expiration date and exercisability date or dates thereof) is as set forth in Section 4.2(a) of the Company Disclosure Letter. All issued and outstanding shares of the Company's capital stock have been duly authorized and validly issued, are fully paid and nonassessable, and are owned of record, and to the best knowledge of the Company beneficially, by the stockholders in the amounts set forth in Section 4.2(a) of the Company Disclosure Letter. Except as set forth in Section 4.2(a) of the Company Disclosure Letter, there are no options, warrants, conversion privileges, or preemptive or other rights or agreements presently outstanding to purchase or otherwise acquire any authorized but unissued shares of the capital stock or other securities of the Company. To the best knowledge of the Company, no stockholder has granted options or other rights to purchase any shares of Common Stock or other equity securities of the Company from such stockholder. The Company holds no shares of its capital stock in its treasury.

                  (b) There are no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of the capital stock of the Company.

                  (c) All securities sold or issued by the Company have been sold or issued in full and complete compliance with the requirements of the federal securities laws and any applicable state securities or "blue sky" laws.

         4.3 AUTHORIZATION OF TRANSACTION. The Company has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the board of directors of the Company and all stockholders have duly authorized the execution, delivery, and performance of this Agreement by the Company. This Agreement constitutes the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors rights and remedies generally. The Stockholders have full power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder. This Agreement constitutes the valid and legally binding obligation of each Stockholder, enforceable in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors rights and remedies generally.

         4.4 NONCONTRAVENTION.

                  (a) Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Company is subject or any provision of the charter, bylaws, or other organizational, constitutive or governing documents (the "Constitutive Documents") of the Company or

(ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, Contract (as defined in Section 4.16 below), lease, license, Permit, order, decree, authorization, instrument, or other arrangement to which the Company is a party or by which the Company is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). Other than the filing of the Certificate of Merger pursuant to the BCL, the Company is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency, in order for the Parties to consummate the transactions contemplated by this Agreement.

                  (b) Neither the execution and the delivery of this Agreement by any of the Stockholders, nor the performance by any of the Stockholders of his obligations hereunder, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, stipulation, ruling, or other restriction of any government, governmental agency, or court to which such Stockholder is subject or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, Contract, lease, license, Permit, order, decree, authorization, instrument, or other arrangement to which such Stockholder is a party or by which he is bound or to which any of his assets is subject.

         4.5 BROKER'S FEES. Neither the Company nor any Stockholder has any Liability (as defined in Section 4.10 below) or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Purchaser or Parent could become liable or obligated.

         4.6 TITLE TO ASSETS. The Company has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, necessary to operate the Business and/or shown on the Most Recent Balance Sheet (as defined below) or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet. As used herein, the term "Ordinary Course of Business" means the ordinary course of business of the Company consistent with past custom and practice (including with respect to quantity and frequency). As used herein, the term "Most Recent Balance Sheet" means the consolidated and consolidating balance sheet contained within the Most Recent Financial Statements (as defined in Section 4.8 below).

         4.7 SUBSIDIARIES. The Company does not have any Subsidiaries. The Company does not control, directly or indirectly, or have any direct or indirect equity participation in any corporation, partnership, trust, or other business association. As used herein, the term "Subsidiary" means any corporation with respect to which a specified Person (as defined below) (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors. As used herein, the term "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a limited liability company, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         4.8 FINANCIAL STATEMENTS. Section 4.8 of the Company Disclosure Letter includes the following financial statements (collectively the "Financial Statements"): (a) unaudited balance sheets and statements of income as of and for the fiscal years ended December 31, 1996, December 31, 1997, and December 31, 1998 (the latter date being referred to herein as the "Most Recent Fiscal Year End"), for the Company, compiled by the independent public accounting firm of Dittrich & Duerr; and (b) unaudited balance sheets and statements of income for the Company (the "Most Recent Financial Statements") as of and for the 3 months ended March 31, 1999 (the "Most Recent Fiscal Month End"). The Financial Statements (including the notes thereto) present fairly the financial condition of the Company as of such dates and the results of operations of the Company for such periods, are correct and complete in all material respects, and are consistent with the books and records of the Company (which books and records are correct and complete).

         4.9 EVENTS SUBSEQUENT TO MOST RECENT FISCAL YEAR END. Since the Most Recent Fiscal Year End, there has not been any Material Adverse Change (as defined below) in the business, financial condition, operations, results of operations, or, to the Stockholders' knowledge, future prospects of the Company or the Business. As used in this Section, the term "Material Adverse Change" shall mean material changes affecting customer, vendor and employee prospects and relationships and industry specific economic matters (but excluding those economic matters which affect the United States' economy generally). Without limiting the generality of the foregoing, since that date:

                  (a) The Company has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

                  (b) The Company has not entered into any agreement, Contract, lease, or license (or series of related agreements, Contracts, leases, and licenses) either involving more than $5,000 or outside the Ordinary Course of Business;

                  (c) The Company has not accelerated, terminated, modified, or canceled any agreement, Contract, lease, or license (or series of related agreements, Contracts, leases, and licenses) to which the Company is a party or by which the Company is bound except in the Ordinary Course of Business;

                  (d) The Company has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation;

                  (e) The Company has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business, has not accelerated the collection of accounts receivable outside the Ordinary Course of Business and has maintained its inventory at levels within the Ordinary Course of Business;

                  (f) The Company has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $5,000 or outside the Ordinary Course of Business;

                  (g) The Company has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

                  (h) The Company has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property which in the aggregate exceed $10,000;

                  (i) The Company has not made any loan to, or received any loan from, or entered into any other transaction with, any of its stockholders, directors, officers, and employees outside the Ordinary Course of Business;

                  (j) The Company has not entered into any employment Contract or collective bargaining agreement, written or oral, or modified the terms of any existing such Contract or agreement;

                  (k) The Company has not made any change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

                  (l) The Company has not made or pledged to make any charitable or other capital contribution;

                  (m) No material supplier has terminated or given notice of its intent to terminate its relationship with the Company;

                  (n) There has not been any other material transaction or, to the knowledge of the Company and the Stockholders, materially adverse occurrence, event, incident, action or failure to act outside the Ordinary Course of Business involving the Company; and

                  (o) The Company has not committed to do any of the foregoing.

         4.10 UNDISCLOSED LIABILITIES. The Company does not have any Liabilities, except for (a) Liabilities set forth on the face of the Most Recent Balance Sheet (or specifically disclosed in any notes thereto), (b) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of Contract, breach of warranty, tort, infringement, or violation of law), and (c) Liabilities which, in accordance with United States generally accepted accounting principles as in effect from time to time ("GAAP"), do not need to be recorded on a financial statement, and which, in the aggregate, are not material. As used herein, the term "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any Liability for Taxes.

         4.11 LEGAL COMPLIANCE. The Company has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation (of which the Company has knowledge), charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply.

         The Company has and is in material compliance with the terms and conditions of all franchises, licenses, permits, certificates and other authorizations from federal, state, local or foreign governments or governmental agencies, departments or bodies ("Permits") that are necessary for the conduct of the Business. Section 4.11 of the Company Disclosure Letter sets forth a list of all such Permits of the Company. With respect to each such Permit: (a) the Permit is in full force and effect; (b) the Company is not in breach or default, and no event has occurred which with notice or lapse of time (or both) would constitute a breach or default, or permit termination or modification of the Permit; and (c) except for such Permits which are not transferable (and which are identified as "Untransferable" on the Company Disclosure Letter), the Permit will continue in full force and effect on identical terms for the benefit of Constituent Corporations following the consummation of the transactions contemplated hereby.

         4.12 TAX MATTERS.

                  (a) The Company has filed all Tax Returns (as defined below) that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by the Company (whether or not shown on any Tax Return) have been paid. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax. As used herein, the term "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                  (b) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                  (c) Neither the Company nor any Stockholders expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Return or Liability for Taxes of the Company and no such claim has been raised by any authority in writing. Section 4.12 of the Company Disclosure Letter lists all federal, state, local, and foreign income Tax Returns filed with respect to the Company for taxable periods ended on or after December 31, 1996, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has delivered to the Parent correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company since December 31, 1996. Neither the Company nor any of its stockholders has ever filed an election pursuant to Section 1362 of the Code that the Company be taxed as an S corporation.

         4.13 REAL PROPERTY.

                  (a) The Company does not own any real property.

                  (b) Section 4.13(b) of the Company Disclosure Letter lists and describes briefly all real property leased or subleased to the Company. The Company has delivered to the Parent correct and complete copies of the leases and subleases listed in Section 4.13(b) of the Company Disclosure Letter (as amended to date). With respect to each lease and sublease listed in Section 4.13(b) of the Company Disclosure Letter:

                           (i) The lease or sublease is legal, valid, binding,
                  enforceable, and in full force and effect, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors rights and remedies generally;

                           (ii) The lease or sublease will continue to be legal,
                  valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors rights and remedies generally;

                           (iii) No party to the lease or sublease is in breach
                  or default, and no event has occurred which, with notice or lapse of time (or both), would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                           (iv) No party to the lease or sublease has repudiated
                  any provision thereof;

                           (v) There are no disputes, oral agreements, or
                  forbearance programs in effect as to the lease or sublease;

                           (vi) With respect to each sublease, the
                  representations and warranties set forth in subsections (i) through (v) above are true and correct with respect to the underlying lease;

                           (vii) The Company has not assigned, transferred,
                  conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold; and

                           (viii) To the knowledge of the Company and the
                  Stockholders, all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and Permits) required in connection with the operation thereof and have been operated and maintained in accordance with all applicable laws, rules, and regulations.

         4.14 INTELLECTUAL PROPERTY.

                  (a) The Company owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of the Business as presently conducted. With respect to each item of Intellectual Property which the Company owns, the Company possesses all right, title and interest in and to the item, free and clear of any Security Interest or other restriction or claim. With respect to each item of Intellectual Property that any third party owns and that the Company uses, the license, sublicense, agreement or permission pursuant to which the Company has the right to use such item is legal, valid, binding, enforceable and in full force and effect. Each item of Intellectual Property owned or used by the Company immediately prior to the Closing hereunder will be owned or available for use by the Surviving Corporation on identical terms and conditions immediately subsequent to the Closing hereunder. The Company has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses.

                  (b) The Company has not interfered with, infringed upon, misappropriated, or otherwise violated any Intellectual Property rights of third parties, and neither the Company nor the Stockholders have ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company must license or refrain from using any Intellectual Property rights of any third party). To the knowledge of the

Company and the Stockholders, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Company.

                  (c) Section 4.14(c) of the Company Disclosure Letter identifies each material item of Intellectual Property owned or used by the Company in the Business.

                  (d) To the knowledge of the Company and the Stockholders, the Company will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of the Business as presently conducted.

                  (e) As used herein, the term "Intellectual Property" means (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (ii) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (iii) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (iv) all mask works and all applications, registrations, and renewals in connection therewith, (v) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, schematics, diagrams, test procedures, specifications, customer and supplier lists, catalogs, pricing and cost information, and business and marketing plans and proposals), (vi) all computer software (including data and related documentation), (vii) all other proprietary rights, and (viii) all copies and tangible embodiments thereof (in whatever form or medium), in so far as any of the foregoing is currently used in the Business as presently conducted and as currently contemplated to be conducted by the Stockholders.

         4.15 TANGIBLE ASSETS; INVENTORY.

                  (a) The Company owns or leases all buildings, machinery, equipment, and other tangible assets necessary for the conduct of the Business. Such tangible assets have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear), and are suitable for the purposes for which they presently are used.

                  (b) Inventory. The inventory of the Company consists of raw materials and supplies, manufactured and purchased parts, goods in process and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged, or defective, subject only to any reserve for inventory writedown set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company.

         4.16 CONTRACTS. Except as provided herein, Section 4.16 of the Company Disclosure Letter lists and briefly describes all material contracts, commitments, plans, agreements, instruments, arrangements, understandings and proposals, including all amendments and supplements thereto, to which the Company is a party or by which its property or assets or the Business are bound (the

"Contracts"), including any contract or agreement (or group of related agreements) the performance of which involves consideration in excess of $10,000 per year. The Company has delivered to the Parent a correct and complete copy of each written agreement listed in Section 4.16 of the Company Disclosure Letter (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 4.16 of the Company's Disclosure Letter. With respect to each such agreement: (a) the agreement is legal, valid, binding, enforceable, and in full force and effect, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors rights and remedies generally;
(b) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors rights and remedies generally; (c) the Company is not, and to the Knowledge of the Company no other party to such agreement is, in breach or default, and no event has occurred which with notice or lapse of time (or both) would constitute a breach or default, or permit termination, modification, or acceleration by the Company, and to the knowledge of the Company, no event has occurred which with notice or lapse of time (or both) would constitute a breach or default, or termination, modification, or acceleration by any other party under any such agreement; and (d) no party has repudiated any provision of the agreement.

         4.17 NOTES AND ACCOUNTS RECEIVABLE. All notes and accounts receivable of the Company are reflected properly on Company's books and records, are valid receivables subject to no setoffs or counterclaims, subject only to any reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company.

         4.18 POWERS OF ATTORNEY. There are no outstanding powers of attorney executed on behalf of the Company.

         4.19 INSURANCE. Section 4.19 of the Company Disclosure Letter sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which the Company has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past 2 years:

                  (a) The name, address, and telephone number of the agent;

                  (b) The name of the insurer, the name of the policyholder, and the name of each covered insured;

                  (c) The policy number and the period of coverage; and

                  (d) A description of any retroactive premium adjustments or other loss-sharing arrangements.

With respect to each such insurance policy: (i) the policy is legal, valid, binding, enforceable, and in full force and effect, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors rights and remedies generally; (ii) neither the Company nor, to the knowledge of the Company and the Stockholders, any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time (or both), would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (iii) no party to the policy has repudiated any provision thereof. The Company has been covered during the past 5 years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. The Company has no self-insurance arrangements.

         4.20 LITIGATION. Section 4.20 of the Company Disclosure Letter sets forth each instance in which the Company (a) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (b) is a party or is threatened to be made a party to any action, suit, proceeding, hearing, review or, to the knowledge of the Company and the Stockholders, investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in Section
4.20 of the Company Disclosure Letter could result in a Material Adverse Change in the business, financial condition, operations, results of operations, or future prospects of the Company. The Stockholders do not have any reason to believe that any other action, suit, proceeding, hearing, or investigation may be brought or threatened against the Company. Section 4.20 of the Company Disclosure Letter contains a true and complete list of all regulatory undertakings, orders or other commitments of any nature (other than publicly available applicable statutes or regulations) entered into or received by the Company with or from any regulatory entity, which undertakings, orders or other commitments limit or purport to limit the current or future businesses and/or operations of the Company.

         4.21 PRODUCT/SERVICE WARRANTY. Neither the Company nor any Stockholder is aware of any Basis (as defined below) for product warranty claims or service warranty claims. No product manufactured, sold, or delivered or service rendered by the Company is subject to any guaranty, warranty, or other indemnity beyond any applicable standard terms and conditions of sale. Section 4.21 of the Company Disclosure Letter includes copies of any standard terms and conditions of sale used by the Company during the past four years (containing applicable guaranty, warranty, and indemnity provisions). As used herein, the term "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

         4.22 EMPLOYEES. Section 4.22 of the Company Disclosure Letter lists each employee of the Company, their position and compensation. To the knowledge of the Company and the Stockholders, no executive, key employee, or group of employees, has any plans to terminate employment with the Company. The Company is not a party to or bound by any collective bargaining agreement, nor has the Company experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. The Company has not committed any unfair labor practice. Except as described in Section 4.22 of the Company Disclosure Letter, no organizational effort is presently being made or threatened by or on behalf of any labor union with respect to employees of the Company.

         4.23 EMPLOYEE BENEFITS.

                  (a) Section 4.23 of the Company Disclosure Letter lists each Employee Benefit Plan that the Company maintains or to which the Company contributes.

                           (i) Each such Employee Benefit Plan (and each related
                  trust, insurance contract, or fund) complies in form and in operation in all respects with the applicable requirements of ERISA (as defined below), the Code, and other applicable laws and has been operated in compliance with the terms of such plan.

                           (ii) All contributions or payments which are due have
                  been paid to each Employee Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid or accrued on the Financial Statements.

                           (iii) Each such Employee Pension Benefit Plan (as
                  defined below) which is intended to be qualified under Section 401(a) of the Code has received a determination letter to that effect from the Internal Revenue Service.

                           (iv) No such Employee Benefit Plan provides for
                  additional or accelerated payments or other consideration to be made on account of the transactions contemplated by this Agreement.

                           (v) The market value of assets under each such
                  Employee Benefit Plan equals or exceeds the present value of all vested and unvested liabilities thereunder determined in accordance with the provisions of ERISA and the Code applicable to an Employee Benefit Plan terminating on the date such determination is made.

                           (vi) The Liabilities for all benefits provided
                  pursuant to each such Employee Benefit Plan have been truly and accurately provided for on the books of account of the Company.

                           (vii) True, complete and accurate copies of the
                  documents setting forth the terms of each such Employee Benefit Plan, including, without limitation, plans, agreements, amendments, trusts and all related contracts and other agreements and, where applicable, copies of each such Employee Benefit Plan's: (A) most recent summary plan descriptions and modifications thereto; (B) notices distributed to employees, consultants, agents, dependents and other beneficiaries with regard to any Employee Benefit Plan and any continuation of coverage required under law; (C) most recent favorable Internal Revenue Service determination letters; (D) most recent annual reports (IRS Forms 5500), including, without limitation, audited financial statements (if any) and all schedules thereto; and (E) most recent actuary reports (if any), have heretofore been delivered or made available to Parent. There are no oral modifications to any of such Employee Benefit Plans.

                  (b) With respect to each Employee Benefit Plan that the Company and any Controlled Group (as defined below) which includes the Company maintains or ever has maintained or to which any of them contributes, ever has contributed, or ever has been required to contribute:

                           (i) No such Employee Benefit Plan is an Employee
                  Pension Benefit Plan which is subject to Title IV of ERISA or
                  Section 412 of the Code.

                    (ii) There have been no Prohibited Transactions (as defined below) with respect to any such Employee Benefit Plan. No Fiduciary (as defined below) has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or threatened nor is there any Basis for any such action, suit, proceeding, hearing, or investigation.

         (c) The Company does not maintain or contribute to and has never maintained or contributed to, and has never been required to contribute to, any Employee Welfare Benefit Plan (as defined below) providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Sec. 4980B).

         (d) As used herein, the following terms have the following meanings:

                    (i) "Code" means the Internal Revenue Code of 1986, as
               amended.

                    (ii) "Controlled Group" means the group of entities treated as a single employer pursuant to Sec. 414 of the Code.

                    (iii) "Employee Benefit Plan" means any Employee Pension
               Benefit Plan, Employee Welfare Benefit Plan or material fringe benefit plan or program.

                    (iv) "Employee Pension Benefit Plan" has the meaning set
               forth in ERISA Sec. 3(2).

                    (v) "Employee Welfare Benefit Plan" has the meaning set
               forth in ERISA Sec. 3(1).

                    (vi) "ERISA" means the Employee Retirement Income Security
               Act of 1974, as amended.

                    (vii) "Fiduciary" has the meaning set forth in ERISA Sec.
               3(21).

                    (viii) "Prohibited Transaction" has the meaning set forth in
               ERISA Sec. 406 and Code Sec. 4975.

     4.24 GUARANTIES. The Company is not a guarantor or otherwise liable for any Liability or obligation (including indebtedness) of any other Person.

     4.25 ENVIRONMENT, HEALTH AND SAFETY.

         (a) The Company has complied in all material respects with all Environmental, Health, and Safety Laws (as defined below), and no action, suit, proceeding, hearing, investigation of which the Company or the Stockholders have knowledge, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply. Without limiting the generality of the preceding sentence, the Company has obtained and been in compliance in all material respects with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental, Health, and Safety Laws.

         (b) The Company does not have any Liability for any reason under any Environmental, Health, and Safety Law.

         (c) All properties and equipment used in the business of the Company have been free of asbestos, PCBs, methylene chloride, trichloroethylene, 1,2-trans-dichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances (as defined below) during their use in the Business.

         (d) The Company has not and, to the knowledge of the Company and the Stockholders, no previous owner, tenant, occupant or user of any real property used in the Business has engaged in or permitted any operation or activity upon, or any use or occupancy of, any such real property for the purpose of or in any way involving the handling, manufacture, treatment, storage, use, generation, release, discharge, refining, dumping or disposal of any Hazardous Materials on, under, in or about any such real property, nor has the Company transported any Hazardous Materials to, from or across any such real property. No Hazardous Materials (as defined below) currently are produced, constructed, deposited, stored or have otherwise been located on, under, in or about any such real property by the Company.

          (e) Definitions, as used herein, the following terms have the following meanings:

               (i) "Environmental, Health, and Safety Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

               (ii) "Extremely Hazardous Substance" has the meaning set forth in Sec. 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

               (iii) "Hazardous Materials" means any pollutant, contaminant, chemical, or industrial or hazardous, toxic or dangerous waste, substance or material, defined or regulated as such in (or for purposes of) any Environmental, Health, and Safety Laws and any other toxic, reactive, or flammable chemicals, including (without limitation) any asbestos, any petroleum (including crude oil or any fraction), any radioactive substance, urea formaldehyde and any polychlorinated biphenyls.

     4.26 COMPUTER SYSTEMS. The Company's computer systems, including all hardware and software (the "Computer Systems"), are presently serving the Company's needs adequately. There are no infringement suits, actions or proceedings pending or threatened with respect to the Computer Systems. To the knowledge of the Company and the Stockholders, each of the Computer Systems will function in accordance with applicable specifications, documentation and warranties prior to, during and after the calendar year 2000. To the knowledge of the Company and the Stockholders, prior to, during and after the calendar year 2000, each of the Computer Systems will accept date-related records and information for the years 2000 and following and perform computations respecting or based on such date-related information in a correct and appropriate manner. To the knowledge of the Company and the Stockholders, no change in any calendar year shall adversely affect the performance of any of the Computer Systems nor cause any of the Computer Systems or any of their components to operate in a manner not in accordance with applicable specifications, documentation or warranties.

     4.27 CERTAIN BUSINESS RELATIONSHIPS WITH THE COMPANY. Except as set forth on Section 4.27 of the Company Disclosure Letter, neither any of the Stockholders nor any Affiliate (as defined below) thereof has been involved in any business arrangement or relationship with the Company within the past 12 months, and neither any Stockholder nor any Affiliate thereof owns any asset, tangible or intangible, which is used in the Business. As used herein, the term "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.

     4.28 BANK ACCOUNTS AND SAFE DEPOSIT BOXES. Section 4.28 of the Company Disclosure Letter lists all bank accounts and safe deposit boxes in the name of or controlled by the Company, and details about the persons having access to or authority over such accounts and safe deposit boxes.

     4.29 DISCLOSURE. All documents and other papers delivered by or on behalf of the Company or the Stockholders in connection with this Agreement and the transactions contemplated hereby, including without limitation the representations and warranties made herein, are true, complete, accurate and authentic in all material respects and do not omit to state any material fact necessary in order to make the statements made, in the context in which made, not false or misleading. As used herein, the term "Material Adverse Effect" means a material, adverse effect on the properties, assets, financial condition, operating results and/or business of the Company.

                                    ARTICLE V

                                    COVENANTS

     5.1 CONDUCT OF BUSINESS OF THE COMPANY. Except as contemplated by this Agreement, during the period commencing on the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall conduct its operations in the ordinary and usual course consistent with past practice, and the Company will use commercially reasonable efforts to preserve intact its business organization, to keep available the services of its officers and employees and to maintain satisfactory relations with suppliers, contractors, distributors, licensors, licensees, customers and others having business relationships with it.

Without limiting the generality of the foregoing and except as provided in or contemplated by this Agreement, prior to the Effective Time, the Company shall not directly or indirectly do, or propose to do, any of the following, without the prior written consent of Parent:

         (a) Declare or pay any dividends on or make any other distribution in respect of any of the capital stock of the Company, other than distributions of cash paid to the Company subsequent to the date hereof upon the exercise of any options to purchase Shares;

         (b) Split, combine or reclassify any of the capital stock of the Company or issue or authorize any other securities in respect in lieu of or in substitution for, shares of the capital stock of the Company or repurchase, redeem or otherwise acquire any shares of the capital stock of the Company;

         (c) Issue, deliver, encumber, sell or purchase any shares of the capital stock of the Company or any securities convertible into, or rights, warrants, options or other rights of any kind to acquire, any such shares of capital stock, other convertible securities or any other ownership interest (including, without limitation, any phantom interest);

         (d) Amend or otherwise change its Constitutive Documents;

         (e) Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

         (f) Sell, lease, license or otherwise dispose of any of its assets (including the Intellectual Property), other than in the Ordinary Course of Business;

         (g) Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities of the Company or guarantee any debt securities of others, other than in the Ordinary Course of Business;

         (h) Enter into any contract or agreement other than in the Ordinary Course of Business;

         (i) Authorize any capital expenditures which are, in the aggregate, in excess of twenty five thousand ($25,000) dollars;

         (j) Increase the compensation payable or to become payable to its officers or employees, except for increases in accordance with past practices in salaries or wages of employees of the Company who are not officers of the Company, or grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee of the Company, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

         (k) Take any action, other than reasonable and usual actions in the Ordinary Course of Business, with respect to accounting policies or procedures (including, without limitation, procedures with respect to cash management, the payment of accounts payable and the collection of accounts receivable);

         (l) Make any tax election or settle or compromise any material federal, state, local or foreign income tax liability, or execute or file with the IRS or any other taxing authority any agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes;

         (m) Amend or modify the warranty policy of the Company;

         (n) Pay, discharge, satisfy, settle or compromise any suit, claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the Ordinary Course of Business, of liabilities reflected or reserved against in the Company's balance sheet dated as of March 31, 1999 or subsequently incurred in the Ordinary Course of Business; or

         (o) Take any action that would result in any of the representations and warranties of the Company and the Stockholders set forth in this Agreement becoming untrue in any material respect or in any of the conditions to the Merger set forth in Article VI not being satisfied.

     5.2 THIRD PARTY ACQUISITIONS. The Company agrees that neither it nor any of its officers, employees or directors shall, and it shall direct and use its reasonable best efforts to cause its agents and representatives (including any investment banker and any attorney or accountant retained by it (collectively, "Company Advisors")), not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries in respect of, or the making of any proposal for, a Third Party Acquisition (as defined below). The Company further agrees that neither it nor any of its officers, employees or directors shall, and it shall direct and use its reasonable best efforts to cause all Company Advisors not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Third Party relating to the proposal of a Third Party Acquisition, or otherwise facilitate any effort or attempt to make or implement a Third Party Acquisition. The Company shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Third Parties conducted heretofore with respect to any of the foregoing. The Company shall take the necessary steps to promptly inform all Company Advisors of the obligations undertaken in this Section 5.2. The Company agrees to notify Parent promptly if (i) any inquiries relating to or proposals for a Third Party Acquisition are received by the Company, including those made known to the Company by any of the Company Advisors, (ii) any confidential or other non-public information about the Company is requested from the Company or any of the Company Advisors in connection with a possible Third Party Acquisition, or
(iii) any negotiations or discussions in connection with a possible Third Party Acquisition are sought to be initiated or continued with the Company or, at the Company's direction, with any of the Company Advisors indicating, in connection with such notice, the principal terms and conditions of any proposals or offers, including the identity of the offering party, and thereafter shall keep Parent informed in writing, on a current basis, on the status and terms of any such proposals or offers and the status of any such negotiations or discussions. The Company also agrees promptly to request each person or entity that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company, if any, to return all confidential information heretofore furnished to such person or entity by or on behalf of the Company. As used herein, the term "Third Party Acquisition" means the occurrence of any of the following events: (i) the acquisition of the Company by merger or otherwise by any person or entity (which includes a

"person" as such term is defined in Section 13(d)(3) of the Exchange Act) other than Parent, the Purchaser or any Affiliate thereof; (ii) the acquisition by a third party of 30 percent or more of the total assets of the Company (other than the purchase of the Company's products in the ordinary course of business);
(iii) the acquisition by a third party of 30 percent or more of the outstanding capital stock of the Company; (iv) the adoption by the Company of a plan of partial or complete liquidation or the declaration or payment of an extraordinary dividend; (v) the repurchase by the Company of 30 percent or more of the outstanding Shares (determined on an as-if converted basis); or (vi) the acquisition by the Company by merger, purchase of stock or assets, joint venture or otherwise of a direct or indirect ownership interest or investment in any business whose annual revenues, net income or assets is equal to or greater than 30 percent of the annual revenues, net income or assets of the Company.

         5.3 ACCESS TO INFORMATION. Between the date of this Agreement and the earlier of (a) the Merger and (b) the termination of this Agreement, the Company will afford to Parent and its authorized representatives for the transactions contemplated hereby reasonable access at all reasonable times to the officers, employees, agents, third party professionals, properties, offices and all other facilities, books, records and Tax Returns of or relating to the Company, whether in the possession of the Company or otherwise, as Parent may reasonably request. Additionally, the Company will permit Parent and its authorized representatives for the transactions contemplated hereby to make such inspections of the Company and its operations at all reasonable times as it may reasonably require and will cause its officers, employees, agents and third party professionals to furnish Parent with such financial and operating data and other information with respect to the business and properties of the Company as Parent may from time to time reasonably request. Notwithstanding the foregoing, such access or investigation shall not be made in a way that causes any undue material interference with the Company's conduct of its business or operations. No investigation pursuant to this Section 5.3 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

         5.4 LEGAL CONDITIONS TO MERGER.

                  (a) The Company will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on the Company with respect to the Merger and will take all reasonable actions necessary to cooperate promptly with and furnish information to the Purchaser or Parent in connection with any such requirements imposed upon the Purchaser or Parent in connection with the Merger. The Company will take all reasonable actions necessary to obtain (and will take all reasonable actions necessary to cooperate promptly with the Purchaser and Parent in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity, or other third party, required to be obtained or made by the Company (or by the Purchaser or Parent) in connection with the Merger or the taking of any action contemplated thereby or by this Agreement. In addition to the foregoing, prior to the Effective Time, the parties shall take, or cause to be taken, all such actions as may be necessary or appropriate in order to effectuate, as expeditiously as practicable, the Merger and the other transactions contemplated by this Agreement, including the pre-filing of the Certificate of Merger with the Secretary of State of the State of New York and the obtaining of any necessary consents and waivers.

                  (b) The Purchaser and Parent will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the Merger and will take all reasonable actions necessary to cooperate promptly with and furnish information to the Company in connection with any such requirements imposed upon the Company in connection with the Merger.

The Purchaser and Parent will take all reasonable actions necessary to obtain (and will take all reasonable actions necessary to cooperate promptly with the Company in obtaining) any consent, authorization, order or approval of, or exemption by, any Governmental Entity, or other third party, required to be obtained or made by the Purchaser or Parent (or by the Company) in connection with the Merger or the taking of any action contemplated thereby or by this Agreement, including the guaranty by the Parent of certain of the obligations of the Company to third parties pursuant to Section 5.10.

         5.5 CERTAIN EMPLOYEE BENEFITS MATTERS. All Company employees shall continue on their existing benefit plans until such time as, in Parent's sole discretion, an orderly transition can be accomplished to employee benefit plans and programs maintained by Parent for its employees. Upon the transition to such employee benefit plans and programs, Company employees shall be entitled to participate in all such employee benefit plans and programs on the same basis as other employees of Parent.

         5.6 NOTICE OF CERTAIN EVENTS. The Company shall notify Parent, and Parent shall promptly notify the Company, of:

                  (a) receipt of any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

                  (b) receipt of any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement;

                  (c) receipt of notice that any actions, suits, claims, investigations or proceedings have been commenced or, to the knowledge of such company's executive officers, threatened against, or involving the Company or Parent, as applicable, which relate to the consummation of the transactions contemplated by this Agreement or could reasonably have a Material Adverse Effect;

                  (d) the occurrence or non-occurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty of it (and, in the case of Parent, or the Purchaser) contained in this Agreement to be untrue or inaccurate in any material respect; and

                  (e) any failure of the Company, Parent or the Purchaser, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.6 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         5.7 OBLIGATIONS OF PURCHASER. Parent will take all action necessary to cause the Purchaser to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

         5.8 EXPENSES. Whether or not the Merger shall be consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated hereby (including, without limitation, the fees and expenses of advisors, accountants and legal counsel) if incurred by Parent and the Purchaser shall be paid by Parent and if incurred by the Company shall be paid by the Stockholders; provided, however, that if and only if the Merger is consummated, the legal fees and disbursements of the Company and the Stockholders, up to a maximum amount of $65,000.00 will be paid by the Company.

         5.9 COVENANT NOT TO COMPETE; NONSOLICITATION.

         (a) During the period beginning on the Closing Date and ending on the second anniversary thereof, each Stockholder will not, directly or indirectly, either for himself or for any other person or entity, engage in any business which competes with the Business (or any portion thereof); provided, however, that the ownership by any Stockholder of less than 5% of the outstanding stock of any publicly traded corporation shall not be deemed solely by reason thereof to cause such Stockholder to be engaged in any of such corporation's businesses; provided further, however, that if such Stockholders' employment with the Company is terminated and, at the time of such termination, the most recent closing price of a Parent Share (determined on the date of such termination) is less that 50% of the Merger Share Price (adjusted for stock dividends, stock splits, etc.), then such non-compete period shall end on the first anniversary of the Closing Date.

         (b) During the period beginning on the Closing Date and ending on the third anniversary thereof, each Stockholder will not, directly or indirectly, either for himself or for any other person or entity (i) solicit any customer or client of the Company (or any prospective customer or client of the Company by or to whom the Company has been requested to submit or has submitted a proposal for services) for such Stockholder or any third party, or to terminate its relationship with the Company or (ii) take any action that is reasonably likely to cause injury to the relationships between the Company or any of its employees and any lessor, lessee, vendor, supplier, customer, distributor, employee, consultant or other business associate of the Company as such relationship relates to the Company's conduct of the Business.

         (c) If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 5.9 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed. The Stockholders acknowledge and agree that the Parent and the Company would be damaged irreparably in the event any of the provisions of this Section 5.9 is not performed in accordance with its specific terms or otherwise is breached. Accordingly, the Stockholders each agree that the Parent and the Company shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Section 5.9 and to enforce specifically this
Section 5.9 and the terms and provisions hereof in any action instituted in any court in the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled at law or in equity.

         5.10 GUARANTEES OF CERTAIN OBLIGATIONS. Upon the consummation of the Merger, the Parent will use commercially reasonable efforts (which shall include the execution of guarantees) to extinguish the Stockholders' personal guarantees of the obligations of the Company pursuant to (i) the $100,000 Business Revolving Credit Account Agreement between the Company and The Chase Manhattan Bank referred to in Section 4.4 of the Company Disclosure Letter, (ii) the Equipment Lease #006-10098-01 by and between the Company and Commerce Security Bank referred to in Section 4.16 of the Company Disclosure Letter, (iii) the Equipment Lease #06-11102-1 by and between the Company and Balboa Capital Corporation referred to in Section 4.16 of the Company Disclosure Letter, and (iv) the Equipment Lease #004-11488-01 by and between the Company and GE Colonial Pacific Leasing Corporation referred to in Section 4.16 of the Company Disclosure Letter (each of items (i) through (iv), the "Special Indemnified Agreements").

                                   ARTICLE VI

                                   CONDITIONS

         6.1 CONDITIONS OF EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger is subject to the satisfaction prior to the Closing Date of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

                  (a) NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Entity of competent jurisdiction nor any statute, rule, regulation or executive order promulgated or enacted by any Governmental Entity, nor other legal restriction, restraint or prohibition, preventing the consummation of the Merger shall be in effect; provided, however, that each of the parties shall have used reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as practicable any injunction or other order that may be entered.

                  (b) REGULATORY CONSENTS. Other than filing the Certificate of Merger, all filings with any Governmental Entity required to be made prior to the Effective Time by the Company or Parent or any of their respective subsidiaries, with, and all government consents required to be obtained prior to the Effective Time by the Company or Parent or any of their respective subsidiaries in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Company, Parent and the Purchaser shall have been made or obtained (as the case may be), except where the failure to so make or obtain will not result in a Material Adverse Effect.

         6.2 CONDITIONS TO OBLIGATIONS OF PARENT AND THE PURCHASER. The obligations of Parent and the Purchaser to effect the Merger are also subject to the satisfaction or waiver, in writing, by Parent prior to the Effective Time of the following conditions:

                  (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date and the Company shall deliver a certificate signed by its Chief Executive Officer and Chief Financial Officer to such effect.

                  (b) PERFORMANCE OF OBLIGATIONS OF COMPANY. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall deliver a certificate signed by its Chief Executive Officer and Chief Financial Officer to such effect.

                  (c) EMPLOYMENT AGREEMENTS. Each of Stechow and Marth shall have executed the Employment Agreements attached hereto as Exhibits C and D, respectively (the "Employment Agreements").

                  (d) ESCROW AGREEMENT. Each of Stechow and Marth shall have executed the Escrow Agreement attached hereto as Exhibit E.

                  (e) STOCKHOLDERS' AGREEMENT. Each of Stechow and Marth shall have executed the Stockholders' Agreement attached hereto as Exhibit F.

                  (f) OPINION OF COUNSEL. The Company shall deliver the written opinion of its counsel, Buchanan Ingersoll Professional Corporation, dated the Closing Date and addressed to Parent and the Purchaser, in the form attached as Exhibit G.

                  (g) ACCURACY OF REPRESENTATIONS. Nothing shall have come to the attention of Parent or the Purchaser as a result of its investigation of the Company and the Company's financial condition, operations or business to cause Parent or the Purchaser to conclude that any representation or warranty made by the Company in this Agreement was not true and correct in all material respects when made.

                  (h) RECEIPT OF CONSENTS. The Company shall have obtained the consent of each party to any Contract to the assignment to the Surviving Corporation of the rights and obligations under each such Contract, unless, prior to the Effective Time, (i) the consent of the other parties to any such Contract is not required; or (ii) the Parent or the Purchaser shall have not executed such consents, guarantees, joinder or, other agreements as such other parties may have reasonably requested. The Parent shall have obtained the consent of People's Bank, its primary lender, to the consummation of the transactions contemplated hereby (including without limitation the guarantying by the Parent of any obligations of the Company deemed necessary by the Parent in order to consummate the transactions contemplated hereby). The Parent shall have consummated an equity financing through the sale of shares of its equity securities, in a single transaction or a series of related transactions, to venture capital, corporate, institutional or private investors with net proceeds to the Parent of not less than $5,000,000.

                  (i) RECEIPT OF SHARE CERTIFICATES. The Purchaser shall have received reasonably satisfactory evidence that the Certificates representing all of the Shares will be delivered to it promptly upon the Effective Time.

                  (j) CLOSING CERTIFICATES. The Company shall have delivered the following certificates to the Purchaser: (i) a Compliance Certificate in substantially the form attached hereto as Exhibit H, executed by an executive officer of the Company, dated the Closing Date, and which (A) certifies to the fulfillment of the conditions specified in Sections 6.2(a), (b) and (h), (B) includes certified copies of the resolutions adopted by the Company's board of directors and stockholders authorizing the execution, delivery and performance of the transactions contemplated by this Agreement, (C) includes certified copies of the Company's Constitutive Documents immediately prior to the Closing, and (D) includes a certificate of incumbency identifying and showing the signature of each officer of the Company as of the Closing; (ii) a certificate, in substantially the form of Exhibit I hereto (the "Payroll Tax Certificate"), signed by the Company and each Stockholder, certifying to the amount of federal, state and local payroll taxes (inclusive of any penalties and interest then due) due and owing as of the Closing Date (the "Overdue Payroll Tax Amount"); and
(iii) a certificate, in substantially the form of Exhibit J hereto (the "Settlement Certificate"), signed by the Company and each Stockholder, certifying to the completeness and accuracy of the Agreement between the Company and each of HR Partners, Inc., Patrick G. Callaghan and Christopher T. Callaghan (the "Settlement Agreement") and stating both the amount previously paid thereunder and the amount still due thereunder (the aggregate of such amounts being referred to as the "Settlement Amount").

                  (k) REPAYMENT OF LOANS. The Company shall have delivered to the Purchaser satisfactory evidence of the payment in full at the Effective Time, whether out of the Aggregate Cash Consideration or otherwise, of any and all amounts owed the Company by any Stockholder.

         6.3 CONDITIONS TO OBLIGATIONS OF THE COMPANY AND THE STOCKHOLDERS. The obligations of the Company to effect the Merger is also subject to the satisfaction or waiver, in writing, by the Company prior to the Effective Time of the following conditions:

                  (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent and the Purchaser set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date and each of Parent and the Purchaser shall deliver a certificate signed by its Chief Executive Officer and Chief Financial Officer to such effect.

                  (b) PERFORMANCE OF OBLIGATIONS OF PARENT AND THE PURCHASER. Each of Parent and the Purchaser shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date and each of Parent and the Purchaser shall deliver a certificate signed by its Chief Executive Officer and Chief Financial Officer to such effect.

                  (c) EMPLOYMENT AGREEMENTS. The Employment Agreements shall have been executed and delivered by the Surviving Corporation.

                  (d) OPINION OF COUNSEL TO PARENT AND THE PURCHASER. Parent and the Purchaser shall deliver the written opinion of their counsel, Finn Dixon & Herling LLP, dated the Closing Date and addressed to the Company and the Stockholders, in the form attached as Exhibit K.

                  (e) REGISTRATION RIGHTS AGREEMENT. The Registration Rights Agreement in the form attached hereto as Exhibit L shall have been executed an delivered by the Parent.

                  (f) ACCURACY OF REPRESENTATIONS. Nothing shall have come to the attention of the Company or the Stockholders to cause the Company to conclude that any representation or warranty made by Parent or the Purchaser in this Agreement was not true and correct in all material respects when made.

                  (g) RECEIPT OF CONSIDERATION. The Company and the Stockholders shall have received reasonably satisfactory evidence that Purchaser is in possession of the Merger Consideration to be paid at the Effective Time, and will pay the same promptly upon the Effective Time.

                  (h) COMPLIANCE CERTIFICATE. The Parent and the Purchaser shall have delivered to the Stockholders (i) a Compliance Certificate in substantially the form attached hereto as Exhibit M, executed by executive officers of the Parent and the Purchasers, dated the Closing Date, and certifying to the fulfillment of the conditions specified in Sections 6.3(a) and (b), (ii) certified copies of the resolutions adopted by the Parent's and the Purchaser's board of directors authorizing the execution, delivery and performance of the transactions contemplated by this Agreement, (iii) certified copies of the Parent's and the Purchaser's Constitutive Documents as in effect at the Closing, and (iv) a certificate of incumbency identifying and showing the signature of each officer of the Parent and the Purchaser as of the Closing.

                                   ARTICLE VII

                                   TERMINATION

         7.1 TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval of this Agreement and the transactions contemplated hereby by the
Stockholders:

                  (a) by mutual written consent duly authorized by the Boards of Directors of the Company, Parent and the Purchaser;

                  (b) by either Parent or the Company if (i) any court of competent jurisdiction or other governmental entity shall have issued an order, decree, ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable, or (ii) the Merger shall not have been consummated within forty five (45) days of the date hereof; provided that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party who is in willful breach of this Agreement;

                  (c) by Parent if the Company shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement; provided, however, that Parent shall afford the Company written notice of such breach and an opportunity to cure the breach within five (5) business days before Parent shall be entitled to terminate this Agreement; or

                  (d) by the Company if Parent or the Purchaser shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement; provided, however, that the Company shall afford Parent written notice of such breach and an opportunity to cure the breach within five (5) business days before the Company shall be entitled to terminate this Agreement.

         7.2 EFFECT OF TERMINATION. If any Party terminates this Agreement pursuant to Section 7.1 above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for a Liability of any Party in breach).

                                  ARTICLE VIII

                    REMEDIES FOR BREACHES OF THIS AGREEMENT;
                                 INDEMNIFICATION

         8.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties contained herein (including the Schedules and Exhibits hereto) shall survive the execution and delivery hereof and the Closing hereunder and shall continue in full force and effect thereafter, but will expire on the first anniversary of the Closing Date (except for the representations and warranties of the Company and the Stockholders set forth in Sections 2.4, 4.2, 4.5, 4.12 and the first sentence of 4.20, which representations and warranties shall continue in full force and effect until the expiration of the applicable statute of limitations). All covenants and agreements of the Parties contained in this Agreement shall survive the Closing and shall continue in full force and effect thereafter until the expiration of the applicable statute of limitations (other than those which by their terms sooner terminate).

         8.2 OBLIGATION OF THE STOCKHOLDERS TO INDEMNIFY.

                  (a) Subject to the limitations set forth in Section 8.2(b) below, the Company and the Stockholders shall, jointly and severally, indemnify, defend and hold harmless the Parent and its assigns from and against any Adverse Consequences (as defined below) suffered, sustained, incurred or required to be paid by the Parent or its assigns, as the case may be, based upon, arising out of or otherwise with respect to (i) a breach of any representation or warranty of the Company and/or the Stockholders for which a claim was asserted prior to the expiration of the applicable survival period, or (ii) any facts alleged by any third party prior to the expiration of the applicable survival period that, if true, would constitute a breach, event or occurrence of the type described in clause (i), or (iii) any failure to perform or comply with any covenant or agreement of the Company or the Stockholders contained herein or in any document or other paper delivered pursuant hereto, or (iv) any misstatement in the Payroll Tax Certificate, or (v) any Adverse Consequences arising out of a misstatement in the Settlement Certificate or out of the matters purportedly settled by the Settlement Agreement (except for the consequences of paying the Settlement Amount itself), or (vi) any Adverse Consequences arising out of the termination of Kevin Hendrickson prior to August 1, 2000 relating to severance (but only if such termination is (A) for cause or (B) consented to by at least one of the Stockholders); provided, however, that at and from the Effective Time, the aforesaid obligation shall become the joint and several obligation of the Stockholders only. As used herein, the term "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses, and specifically including any such expenses and fees incurred in connection with establishing the existence of Adverse Consequences or the Liability of a Party with respect thereto; provided, however, that Adverse Consequences shall not include any punitive damages (unless actually paid by an indemnified party to a third party). Any Adverse Consequences for which indemnification is provided under this Agreement shall be reduced to take account of any insurance proceeds or other third-party recoveries realized by the Indemnified Party (as defined below) arising from the incurrence or payment of any such Adverse Consequences.

                  (b) The Stockholders' obligation to indemnify the Parent (and its assigns) pursuant to clauses (i), (ii), (v) and (vi) of Section 8.2(a) above is hereby expressly limited by the fact that the Stockholders will have no obligation to indemnify the Parent and its assigns (i) for any single Adverse Consequence resulting from such actual and alleged breach of the representations and warranties contained in Articles II and IV which, when aggregated with any similar breach, does not exceed $2,500, and (ii) for all Adverse Consequences resulting from (A) such actual and alleged breach of the representations and warranties contained in Articles II and IV (except those resulting from actual or alleged breaches or the representations and warranties set forth in Sections 2.3, 2.4, 4.2 and 4.5), (B) matters purportedly settled by the Settlement Agreement and not arising out of misstatements in the Settlement Certificate, and (C) matters set forth in clause (vi) of Section 8.2(a), until the aggregate amount of all such Adverse Consequences identified above exceeds $50,000 (in which case the Stockholders' obligations to indemnify will exclude the first $25,000 of all such Adverse Consequences but will include all amounts in excess of the first $25,000 of all such Adverse Consequences).

                  (c) In addition, no individual Stockholder shall be liable pursuant to Section 8.2(a) to indemnify for Adverse Consequences described in clause (ii) of Section 8.2(b) at any time if, at such time (after giving effect to such indemnification), an aggregate amount shall have been paid in excess of the sum of (A) Cash Consideration received by such Stockholder, (B) the amount of the Note Consideration received by such Stockholder and (C) the adjusted value of the Share Consideration and the Contingent Payment received by such Shareholder, determined by multiplying (a) the number of Parent Shares received by such Stockholder at the Effective Time or pursuant to Section 1.7 (adjusted for stock dividends, stock splits, etc.), by (b) the value of one Parent Share, determined in the manner and at the time described in Section 4(e) of the Escrow Agreement.

         8.3 OBLIGATION OF THE PARENT TO INDEMNIFY.

                  (a) Subject to the limitations set forth in Section 8.3(b) below, the Parent and the Purchaser, jointly and severally, shall indemnify, defend and hold harmless the Company (but only prior to the Effective Time), the Stockholders and their assigns from and against any Adverse Consequences suffered, sustained, incurred or required to be paid by the Company (but only if the Merger does not occur) or the Stockholders based upon, arising out of or otherwise with respect to (i) a breach of any representation or warranty of the Parent and the Purchaser for which a claim was asserted prior to the expiration of the applicable survival period, or (ii) any facts alleged by any third party prior to the expiration of the applicable survival period that, if true, would constitute a breach of the type described in clause (i), or (iii) any failure to perform or comply with any covenant or agreement of the Parent or the Purchaser contained herein or in any document or other paper delivered pursuant hereto.

                  (b) The Parent's and the Purchaser's obligation to indemnify the Company and the Stockholders (and their assigns) from breaches of representations and warranties pursuant to clauses (i) and (ii) of Section 8.3(a) above is hereby expressly limited by the fact that the Parent and the Purchaser will have no obligation to indemnify the Company, the Stockholders and its assigns from such actual and alleged breaches of representations and warranties (i) for any single Adverse Consequence resulting from such actual and alleged breach of the representations and warranties contained in Article III which, when aggregated with any similar breach, does not exceed $2,500, and (ii) for all Adverse Consequences (except those set forth in Section 3.4) until the aggregate amount of all such Adverse Consequences resulting from all such actual and alleged breaches of the representations and warranties contained in Article III (excluding those set forth in the specific section identified above) above exceeds $50,000 (in which case the Parent's and the Purchaser's obligations to indemnify will exclude the first $25,000 of Adverse Consequences but will include all amounts in excess of the first $25,000 of Adverse Consequences). In addition, the Purchaser and the Parent shall not be liable for breaches of representations and warranties pursuant to clauses (i) and (ii) of Section 8.3(a) above in any amount in excess of the sum of (A) the Aggregate Cash Consideration, (B) the Aggregate Note Consideration, and (C) and adjusted value of the Aggregate Share Consideration and the Contingent Payment, determined by multiplying (a) the number of Parent Shares constituting the Aggregate Share Consideration and the

Contingent Payment (adjusted for stock dividends, stock splits, etc.), by (b) the value of one Parent Share, determined in the manner described in Section 1.2
(d) above, at the time such claim for indemnification is first made.

                  (c) In addition to the indemnification obligations set forth in Section 8.3(a) above, following the Merger, the Parent shall indemnify, defend and hold harmless the Stockholders and their assigns from and against any Adverse Consequences suffered, sustained, incurred or required to be paid by the Stockholders based upon, arising out of or otherwise with respect to the Special Indemnified Agreements.

         8.4 MATTERS INVOLVING THIRD PARTIES.

                  (a) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Article VIII, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

                  (b) The Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, or to interfere with the Indemnified Party's relationship with any material customer or supplier, (v) if the named parties to any such action or proceeding include both an Indemnified Party and the Indemnifying Party, the Indemnified Party shall not have been advised by counsel that there may be one or more legal defenses available to such Indemnified Party that are different from or in addition to those available to the Indemnifying Party or such affiliate such that joint representation would be inappropriate, and (vi) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

                  (c) So long as the conditions set forth in Section 8.4(b) above are satisfied, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

                  (d) In the event any of the conditions in Section 8.4(b) above is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (iii) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Article VIII.

         8.5 WAIVER BY STOCKHOLDERS. Each of the Stockholders hereby agrees that he will not make any claim (directly or indirectly) for indemnification against the Parent, the Purchaser or the Company by reason of the fact that he or it was a director, officer, employee, or agent of the Seller or was serving at the request of the Seller as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise), with respect to any action, suit, proceeding, complaint, claim, or demand brought by the Parent, the Purchaser or the Company against such Stockholder (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise) or otherwise regarding any action or inaction occurring prior to the Effective Time.

         8.6 REMEDIES. (a) Other than in the case of fraud and/or intentional misrepresentation, for equitable remedies, and for remedies after the failure by a Party to pay any amounts due hereunder, the indemnification provisions set forth in this Article VIII shall be the sole and exclusive remedies of the Parties hereto for any breaches hereof.

         (b) Notwithstanding anything contained herein to the contrary, no Party shall be deemed to have breached any representation or warranty if and to the extent that any Party to whom such representation or warranty was made had actual knowledge of such breach immediately prior to the Effective Time. For purposes of this Section 8.6(b), actual knowledge shall be deemed to be the actual knowledge of a Party that such representation or warranty is false and shall not imply any duty whatsoever to undertake diligence efforts to ascertain whether or not any representation or warranty set forth herein is in fact true. The burden of proof in any action in which it is claimed that indemnification provided for herein is in any way impaired by this Section 8.6(b) shall be on the Party or Parties claiming such impairment (i.e., the Indemnifying Party) by a preponderance of evidence.

         8.7 ESCROW AGREEMENT. The obligations of the Stockholders hereby with respect to indemnification under Section 8.2(a) above shall first be satisfied pursuant to the Escrow Agreement, and only after none of the Share Consideration remains in escrow, by set-off of amounts due under the Notes, and only thereafter by the Stockholders directly.

         8.8 COVERED PERSONS. The obligations of the Stockholders under this
Article VIII shall extend, upon the same terms and conditions, to each person, if any, who controls the Parent, and each of their respective successors and assigns, within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, and to directors, officers, employees, consultants and agents of the Parent and each of their respective assigns, and their controlling persons.

                                   ARTICLE IX

                                  MISCELLANEOUS

         9.1 PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No Party or its agents shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, (i) that any Party may make any public disclosure it believes in good faith is required by applicable law (in which case the disclosing Party will use its best efforts to advise the other Parties prior to making the disclosure), and (ii) after the Closing, the Parent may publicly announce the consummation of the transactions contemplated hereby.

         9.2 NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

         9.3 ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

         9.4 SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties.

         9.5 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         9.6 HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         9.7 NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

      If to the Parent or the Purchaser:        Copy to:

      E-Sync Networks, Inc.                     Finn Dixon & Herling LLP
      35 Nutmeg Drive                           One Landmark Square, Suite 1400
      Trumbull, CT 06611                        Stamford, Connecticut 06901
      Attention:                                Attention:  David I. Albin, Esq.

  If to the Company:                          Copy to:

  Braincraft Learning Technologies, Inc.      Buchanan Ingersoll
  627 Broadway, Suite 504                     Professional Corporation
  New York, NY 11012                          College Centre
  Attention: Dan Stechow                      500 College Road East
  President and CEO                           Princeton, New Jersey 08540
                                              Attention: Perry A. Pappas, Esq.

  If to Stechow:                              Copy to:

  Dan Stechow                                 Buchanan Ingersoll
  99 Avenue A, #3                             Professional Corporation
  New York, NY 10009                          College Centre
                                              500 College Road East
                                              Princeton, New Jersey 08540
                                              Attention: Perry A. Pappas, Esq.

  If to Marth:                                Copy to:

  Kevin Marth                                 Buchanan Ingersoll
  5700 Arlington Avenue, #9B                  Professional Corporation
  Riverdale, NY 10471                         College Centre
                                              500 College Road East
                                              Princeton, New Jersey 08540
                                              Attention: Perry A. Pappas, Esq.

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

         9.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Connecticut without giving effect to any choice or conflict of law provision or rule (whether of the State of Connecticut or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Connecticut.

         9.9 CONSENT TO JURISDICTION. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Connecticut in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on the other

Parties by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section
9.7 above. Nothing in this Section 9.9, however, shall affect the right of any Party to serve legal process in any other manner permitted by law or in equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity.

         9.10 AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         9.11 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         9.12 EXPENSES. Except as set forth in Section 5.9, each of the Parent, the Seller, and the Stockholders will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

         9.13 CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. Nothing in the Parent Disclosure Letter or Company Disclosure Letter shall be deemed adequate to disclose an exception to a representation or warranty made herein unless such schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant. Notwithstanding anything to the contrary contained herein, all obligations and Liabilities of the Stockholders hereunder are joint and several liabilities of the Stockholders collectively.

         9.14 INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         9.15 SPECIFIC PERFORMANCE. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which the aggrieved Party may be entitled, at law or in equity.

                                     * * * *

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                      E-SYNC NETWORKS, INC.



                                      By:   /s/ John C. Maxwell III
                                         ----------------------------------
                                      Name:  John C. Maxwell III
                                      Title: Chairman of the Board and
                                             Chief Executive Officer


                                      BLT ACQUISITION CORP.



                                      By:   /s/ John C. Maxwell III
                                         ----------------------------------
                                      Name:  John C. Maxwell III
                                      Title: Chairman of the Board and
                                             Chief Executive Officer


                                      BRAINCRAFT LEARNING TECHNOLOGIES, INC.



                                      By:   /s/ Dan Stechow
                                         ----------------------------------
                                      Name:  Dan Stechow
                                      Title: President/CEO



                                           /s/ Dan Stechow
                                      -------------------------------------
                                      Dan Stechow



                                          /s/ Kevin Marth
                                      -------------------------------------
                                      Kevin Marth





                      [Signature Page to Merger Agreement]